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                                                                      EXHIBIT 15




     November 9, 1994



     Merrill Lynch & Co., Inc.
     World Financial Center
     North Tower, 31st Floor
     New York, NY  10281-1231

     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries for the periods ended April 1, 1994 and March 26, 1993 and July 1, 1994 and June 25, 1993 as indicated in the reports of Deloitte & Touche dated May 13, 1994 and August 12, 1994 respectively; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that such reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended April 1, 1994 and July 1, 1994, are incorporated by reference in this Registration Statement.

     We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


     /s/ Deloitte & Touche LLP

     New York, New York